UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C. 20549

                         FORM 8-A/A

      FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
          PURSUANT TO SECTION 12(b) OR 12(g) OF THE
               SECURITIES EXCHANGE ACT OF 1934


                Coastal Physician Group, Inc.
   (Exact name of registrant as specified in its charter)

     Delaware                                56-1379244
(State of incorporation                    (IRS Employer
   or organization)                     Identification No.)

2828 Croasdaile Drive, Durham, NC                 27705
(Address of principal executive offices)       (Zip Code)


Securities to be registered pursuant to Section 12(b) of the
Act:

     Title of each class           Name of each Exchange on
     to be so registered           which each class is to be
registered

Amendment to Preferred Share       New York Stock Exchange
Rights Plan

  If this Form relates to the registration of a class of
debt securities and is effective upon filing pursuant to
General Instruction A.(c)(1), please check the following
box.   [   ]

  If this Form relates to the registration of a class of
debt securities and is to become effective simultaneously
with the effectiveness of a concurrent registration
statement under the Securities Act of 1933 pursuant to
General Instruction A.(c)(2), please check the following
box.   [   ]

  Securities to be registered pursuant to Section 12(g) of the Act:

                            None
                      (Title of class)


ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED

      On January 20, 1995, the Board of Directors of Coastal Physician Group, Inc. (the "Company") authorized and declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $.01 per share (the "Common Shares") of the Company. The dividend was payable on February 20, 1995 to stockholders of record on February 3, 1995. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company at a purchase price of $120.00, subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") dated as of January 26, 1995 between the Company and First Union National Bank of North Carolina, as Rights Agent.

      Effective May 12, 1997, the Rights Agreement was amended to provide that Acquiring Person shall mean any person who or which, together with all affiliates and associates of such person, shall be the beneficial owner of 20% or more of the Common Shares then outstanding, but shall not include; (i) the Company or any subsidiary of the Company; (ii) any employee benefit plan (including, but not limited to, any employee stock ownership plan) of the Company or any subsidiary of the Company or any person organized, appointed or established by the Company or such subsidiary as a fiduciary for or pursuant to the terms of any such employee benefit plan; (iii) any person who would otherwise be an Acquiring Person but for the good faith determination by the Board of Directors of the Company that such person has become an Acquiring Person inadvertently, provided that such person together with its affiliates and associates divest themselves as promptly as practicable of beneficial ownership of a sufficient number of Common Shares so that such person together with its affiliates and associates beneficially own less than 20% of the common shares; or (iv) Dr. Steven M. Scott or any of his affiliates and associates, or any person or entity who becomes such a beneficial owner due to a gift or bequest of Dr. Scott or any of his affiliates and associates (the "Scott Group"), so long as the Scott Group's beneficial ownership does not exceed 45.0% of the Common Shares.



      Effective June 3, 1997, the Rights Agreement was again amended to provide that an Acquiring Person does not include the Scott Group so long as the beneficial ownership of the Scott Group of the Common Shares does not exceed 55.0%.

      Under both the May 12, 1997 and the June 3, 1997 amendments, for purposes of determining the number of Common Shares beneficially owned by members of the Scott Group, the amendments provide that any shares of which any member of the Scott Group obtains beneficial ownership upon the exercise of options granted to them on, prior or subsequent to January 26, 1995, pursuant to any stock option or employee benefit plan of the Company, shall be included; however, shares issued by the Company to any member of the Scott Group on or subsequent to December 27, 1996 in full or partial satisfaction of any obligation owed by the Company or any of its Subsidiaries to any member of the Scott Group shall not be included.

     A copy of the amendments are filed herewith as Exhibits
99.1 and 99.2. A copy of the Rights Agreement and the amendments are available free of charge from the Company. This summary description of the amendments does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the amendments, which are hereby incorporated by reference.


ITEM 2.        EXHIBITS

          1.   Amendment to Rights Agreement dated as of May
          12,  1997   between Coastal Physician Group,  Inc.
          and First Union National Bank of North Carolina.

          2.    Amendment to Rights Agreement  dated  as  of
          June  3,  1997   between Coastal Physician  Group,
          Inc.  and  First  Union  National  Bank  of  North
          Carolina.

                          SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.






Date:  June 24, 1997      By: /S/ W. Randall Dickerson
                               W. Randall Dickerson
                               Executive Vice President and
Chief Financial Officer